UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
      12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO
       FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE
                                  ACT OF 1934.


                                     1-7411
                             Commission File Number

                            ALLCITY INSURANCE COMPANY
             (Exact name of registrant as specified in its charter)

                                 45 MAIN STREET
                               BROOKLYN, NY 11201
                            TELEPHONE: (718) 422-4000
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                     COMMON STOCK, PAR VALUE $1.00 PER SHARE

            (Title of each class of securities covered by this Form)

                                      NONE

     (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)   [X]           Rule 12h-3(b)(1)(i)  [X]
           Rule 12g-4(a)(1)(ii)  [ ]           Rule 12h-3(b)(1)(ii) [ ]
           Rule 12g-4(a)(2)(i)   [ ]           Rule 12h-3(b)(2)(i)  [ ]
           Rule 12g-4(a)(2)(ii)  [ ]           Rule 12h-3(b)(2)(ii) [ ]
                                               Rule 15d-6           [ ]


     Approximate number of holders of record as of the certification or notice date: three
      -----

     Pursuant to the requirements of the Securities Exchange Act of 1934, Allcity Insurance Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  November 12, 2003                        By:  /s/ Douglas M. Whitenack
       ------------------                           --------------------------
                                                    Douglas M. Whitenack
                                                    Chief Financial Officer